Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

THIS SEPARATION AGREEMENT AND RELEASE (the “Agreement”) which becomes effective following the expiration of the revocation period set forth below in this Agreement, is entered into between Neoprobe Corporation, on behalf of itself and its partners, officers, employees and agents, the shareholders, directors, officers, employees and agents of its partners, and affiliated, predecessor, successor, and other related companies, and each of them, jointly and severally (herein singularly and collectively called “Neoprobe”), and David C. Bupp, on behalf of himself and his heirs, executors, guardians, administrators, successors, and assigns, and each of them, jointly and severally (herein singularly and collectively called “Executive”), who together are sometimes referred to herein as the “Parties” and who agree to be bound by all of the terms and conditions of this Agreement.

WHEREAS, the Parties desire to fully, equitably, and completely settle and dispose of any and all claims of whatever kind or nature which Executive ever had, may now have, or may hereafter have, whether known or unknown, against Neoprobe, including but not limited to, those claims related to Executive’s employment with and termination of employment from Neoprobe.

NOW, THEREFORE, in consideration of the mutual agreements of the Parties set forth below, including the payments to Executive by Neoprobe provided below, the Parties agree as follows:

1.           Termination.  The Parties confirm that Executive's employment, including his service in all offices, positions, titles and capacities he may hold with Neoprobe and any of its affiliates, is  terminated effective as of 5:00 p.m., Columbus, Ohio time on April 15, 2011 (the “Termination Date”). Notwithstanding the foregoing, Executive shall (a) remain a member of Neoprobe’s Board of Directors for the balance of his current term expiring at Neoprobe’s annual meeting of stockholders in 2013, or until his earlier resignation or removal as a director in conformity with the Bylaws of Neoprobe, and shall receive fees and expense reimbursements for such service as are established from time to time by the Board of Directors, and (b) shall serve Neoprobe in the capacity of a consultant pursuant to the terms of the Consulting Agreement attached hereto as Exhibit A (the “Consulting Agreement”). It is understood and agreed by the Parties that the termination of Executive's employment qualifies as a “Termination Without Cause” under Section 4.D. of the Executive's Employment Agreement dated January 1, 2010 (the “Employment Agreement”), and as a “Retirement” under Sections 2.33 and 5.4.4(d) of Neoprobe’s Third Amended and Restated Stock Incentive Plan (the “Plan”). Notwithstanding the terms of the Employment Agreement or the Plan, Executive is not entitled to any payment, benefit, or benefit accrual, or to participation in any Neoprobe benefit plan or program, at any time on or after the Termination Date, except as set forth in this Agreement.

2.           Benefits and Payments.

2.1.           Payments Through the Termination Date. Executive will be paid Executive’s current base salary level through the Termination Date, less any and all applicable deductions and withholdings, and will continue to participate in all of Neoprobe’s benefit plans through the Termination Date. Executive shall be reimbursed for any reasonable business expenses incurred through the Termination Date in accordance with Neoprobe’s standard expense reimbursement policies and practices.

2.2.           Payments On or Following the Termination Date.  Following the Termination Date, Neoprobe will make the following payments to Executive:

(a)           Severance.  The sum of $532,500, less applicable tax withholdings, payable in twelve equal monthly installments on the first of each month beginning on May 1, 2011;

(b)           2011 Bonus. The sum of $60,000, less applicable tax withholdings, payable in a single sum on March 1, 2012;

(c)           Vacation. The sum of $64,615.38, less applicable tax withholdings, representing Executive’s accrued vacation, floating and personal days through the Termination Date, payable in a single sum on May 1, 2011;

(d)           Legal Fees.  Payment of Executive’s reasonable legal fees and expenses incurred in the negotiation of this Agreement, in an amount not to exceed $10,000, payable within five (5) business days following presentation to Neoprobe's Chief Financial Officer of copies of the original invoices for such services; and

(e)           Expense Reimbursement.  Payment of Executive’s unreimbursed business travel, lodging and entertainment expenses incurred through the Termination Date, in accordance with Neoprobe's applicable expense reimbursement policies, including presentation of appropriate documentation.

2.3.           Equity Awards.

(a)           Options.  Executive and Neoprobe confirm that (i) Executive currently holds unexercised options to purchase Neoprobe common shares aggregating 1,525,000 common shares, (ii) this Agreement is not intended to and does not modify or supersede the Plan or any agreement under which those options were issued, and (iii) Executive remains entitled to continue to vest in those options through the Termination Date and to exercise those options in accordance with, and subject to the restrictions and limitations contained in, the Plan and such agreements, provided that, consistent with the terms of the Plan applicable to a retirement of the Executive, such vested options will remain exercisable for a period of one year from the Termination Date, and to the extent that such options remain unexercised on such date, they will be forfeited.  To the extent that the terms of any grant agreement or equity compensation plan under which Executive’s unexercised options were awarded may be inconsistent with the preceding sentence, such agreement is hereby amended to conform therewith.

(b)           Restricted Stock.  Executive and Neoprobe further confirm that (i) Executive has certain unvested restricted shares of Neoprobe, under various restricted stock award agreements (collectively, and as amended herein, the “Award Agreements”), and (ii) in accordance with the Award Agreements dated January 1, 2009 (400,000 shares), December 1, 2009 (300,000 shares) and January 1, 2011 (300,000 shares), Executive’s termination of employment with Neoprobe shall be treated as a “termination without cause” with the effect that all unvested restricted shares that are the subject of those Award Agreements shall become fully vested on the Termination Date. With respect to the Award Agreement dated January 3, 2008 (300,000 shares), such Award Agreement is hereby amended to delete Section 3.2(b) thereof, and to modify Section 3.2(a) to read as follows:

“(a)           On December 31, 2012, all Shares that have not vested in accordance with the Vesting Schedule set forth in the Grant Notice (“Unreleased Shares”), held by the Holder at the effective date of such expiration or termination, shall immediately and automatically be forfeited by Holder and assigned back to the Company.”

(c)           Securities Trading Policies. Notwithstanding anything to the contrary in this Agreement, Executive's right to exercise options to purchase, or trade in, Neoprobe common stock remains subject, for so long as Executive shall remain a director of Neoprobe, to Neoprobe’s Securities Trading Policy for Officers, Directors and Key Employees, as the same may be amended from time to time; provided, however, Executive may exercise options to purchase Neoprobe common stock for cash at any time after the Termination Date. Executive acknowledges his continuing obligation to comply with applicable law with respect to trading in the securities of Neoprobe and its affiliates.

2.4.           Healthcare Coverage.  Executive and his spouse will continue to participate in Neoprobe’s group health plan on the same terms and conditions that are applicable to other executive employees of Neoprobe, for a period of 36 months following the Termination Date. Notwithstanding the foregoing, if Neoprobe reasonably determines that such a continuation of health coverage may not be exempt from federal income tax, then for a period of six (6) months after the Termination Date, Executive shall pay to Neoprobe an amount equal to the stated taxable cost of such coverage. After the expiration of the six-month period, Executive shall receive from Neoprobe a reimbursement of the amounts paid by Executive. Further notwithstanding the foregoing, in the event that such a continuation of coverage cannot be made available after the end of the period during which continuation coverage is generally available under the Neoprobe’s group health plan, Neoprobe shall assist Executive in finding other comparable coverage and shall reimburse Executive for the costs of such coverage so as to make the net benefit to Executive of such other continued coverage consistent, to the extent reasonably possible, with the coverage that was available under Neoprobe’s group health plan during the period such coverage was permitted to be continued, with such reimbursement to be provided in a manner consistent with the requirements of Treasury Regulation Section 1.409A-3(i)(iv). Any such reimbursements shall be subject to the following conditions: (i) the benefits or payments provided during any taxable year of Executive may not affect the benefits or payments to be provided to Executive in any other taxable year; (ii) reimbursement of any eligible expense must be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred; and (iii) the right to such benefits or payments is not subject to liquidation or exchange for another benefit or payment.

2.5.           Other Benefits. Executive will be permitted to convert, to his own individual coverage, any life insurance, disability, long-term care, travel or other policy provided to him as an executive of Neoprobe on the Termination Date, including the $1 million “key man” term life insurance policy, provided that Executive pays or reimburses Neoprobe any costs of effecting such conversion, and that Executive pays any premiums accruing after the Termination Date for any converted policy.

3.           Release of Claims.  By signing this Agreement, and except as otherwise set forth below in Section 6 of this Agreement, Executive, on behalf of himself, his spouse, children and any heirs, family members, executors, administrators, privies and/or assigns (collectively, the “Executive Parties”), hereby forever releases, waives, and discharges Neoprobe, its subsidiaries and affiliates, successors and assigns, and each of its and their past, present and future officers, directors, agents, managers, supervisors, shareholders, employees, representatives, insurers, and attorneys (all of whom are collectively referred to as the “Released Parties”), from any and all claims, damages, lawsuits, injuries, liabilities, and causes of action that Executive has or may have, whether known to Executive or not, whether contingent or liquidated, based on or arising from any event, fact, conduct, condition, action, or inaction occurring or existing (in whole or in part) on or before the Termination Date and the Effective Date of this Agreement.

4.           Release of All Employment Claims.  Without limiting the foregoing releases, Executive, on behalf of himself and the other Executive Parties, understands and agrees that the release granted to the Released Parties by signing this Agreement releases all of the Released Parties from any rights and claims that could have been asserted under any city ordinance or state or federal law including, without limitation, those based on or relating to discrimination or retaliation based on race, religion, sex, handicap, disability, equal pay, age, national origin, creed, color, sexual orientation, retaliation, and sexual harassment, and includes claims under any applicable state, local or federal discrimination law, including without limitation, Title VII of the 1964 Civil Rights Act, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Labor Management Relations Act, the Equal Pay Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Age Discrimination in Employment Act of 1967 as amended by the Older Workers Benefit Protection Act, the Consolidated Omnibus Budget Reconciliation Act, Workers’ Compensation Laws, Unemployment Compensation laws, 42 U.S.C. §§ 1981, 1983, 1985, and all laws, statutory or common, which are meant to protect employees in their employment relationships and under which Executive may have rights and claims, whether known to Executive or not, which may have arisen or which may hereafter arise, directly or indirectly, out of Executive's employment with, service to, or separation from Neoprobe. This release includes but is in no way limited to all claims of discrimination, harassment, retaliation, wrongful discharge, breach of implied contract, all equitable claims, negligent or intentional infliction of emotional distress, outrageous conduct, libel, slander, defamation, and/or any claims concerning any emotional or physical injury, arising out of or related in any way to Executive’s employment with, service to, or separation from Neoprobe.

5.           Waiver of All Known and Unknown Claims.  In making this Agreement, Executive, on behalf of himself and the other Executive Parties, acknowledges that he may later discover facts different from or in addition to those now known or believed to be true at this time. The releases and waivers contained in this Agreement are made notwithstanding the existence of any such different or additional facts. Executive further acknowledges that he may hereafter discover claims or facts in addition to or different from those which he now knows or believes to exist in connection with this Agreement. Those facts, if known or suspected at the time of executing this Agreement, may have materially affected this Agreement. Nevertheless, Executive waives any rights, claims or causes of action that might arise as a result of such different or additional claims or facts.

6.           Exceptions from Release and Waiver.  Notwithstanding anything to the contrary in this Agreement, the releases and waivers by Executive set forth in this Agreement do not apply to (i) any indemnification right, benefit or claim that Executive may have with respect to matters arising out of his service as an officer or director of Neoprobe or of any of its affiliates under Neoprobe’s officer and director liability insurance policies, Neoprobe’s certificate of incorporation or bylaws, applicable law, or any written agreement to which Executive is a party, (ii) any right, benefit or claim that Executive may have under this Agreement, (iii) any right, benefit, entitlement or privilege that arises under any other written agreement or instrument and that is expressly preserved by this Agreement, or (iv) any right, benefit or claim of Executive under the Employment Agreement through the Termination Date.

7.           Neoprobe’s Release of Claims. By signing this Agreement, and except as otherwise set forth below, Neoprobe, on behalf of itself and the other Released Parties, hereby forever releases, waives, and discharges Executive and the other Executive Parties from any and all claims, damages, lawsuits,; injuries, liabilities, and causes of action that Neoprobe has or may have, whether known to Neoprobe or not, whether contingent or liquidated, based on or arising from any event, fact, conduct, condition, action, or inaction occurring or existing (in whole or in part) on or before the Termination Date and the Effective Date, except that, notwithstanding anything to the contrary in this Agreement, the releases and waivers by Neoprobe set forth in this Agreement do not apply to (i) any right or claim that Neoprobe may have under Neoprobe’s officer and director liability insurance policies, Neoprobe’s certificate of incorporation or bylaws, applicable law, or any agreement to which Neoprobe is a party, in connection with any assertion by Executive of any right to or claim for indemnity, (ii) any right or claim that Neoprobe may have under this Agreement, (iii) any right, entitlement or privilege of Neoprobe under Sections 5 or 6 of the Employment Agreement, or under the Proprietary Information Agreement between Executive and Neoprobe dated January 5, 2011 (“Proprietary Information Agreement”), that expressly survives the termination of either such agreement, (iv) any right or claim that Neoprobe may have against Executive arising from or in connection with the assertion or undertaking of any claim, investigation or proceeding by any regulatory or other governmental agency or entity or any third party, or (v) any right that Neoprobe may have to contest any assertion by Executive that his separation from employment and service with Neoprobe occurred as a result of a Change In Control within the meaning of the Employment Agreement, or any other right that Neoprobe may have in connection with any such assertion by Executive.

8.           Compliance with Older Workers’ Benefit Protection Act.  The Parties desire and intend that this Agreement comply with the terms of the Older Workers’ Benefit Protection Act.  Accordingly, Executive acknowledges that he has been advised of the following rights:

8.1.           Executive understands that local, state and federal laws, including the Age Discrimination in Employment Act, prohibit employment discrimination based upon age, sex, race, color, national origin, ethnicity, religion, disability, and other protected classifications.  Executive further understands and agrees that, by signing this Agreement, he agrees to waive any and all such claims, and releases the Released Parties from any and all such claims.

8.2.           Executive acknowledges that he has been advised by this writing to consult with an attorney and has been provided with a reasonable opportunity to do so prior to signing this Agreement, which contains a general release and waiver of claims.

8.3.           Executive acknowledges that he has had at least twenty-one (21) calendar days in which to review and consider this Agreement and to consult with legal counsel with respect thereto.  Executive further acknowledges that he has entered into this Agreement voluntarily and of Executive’s own free will.  Executive acknowledges Executive's right to revoke this Agreement within (7) seven days following the execution hereof by giving timely written notice thereof to Neoprobe.  In the event of such revocation, this Agreement shall become null and void and the Parties hereto shall have no rights or obligations hereunder.  This Agreement, including any payment or provision of benefits to Executive by Neoprobe under this Agreement, shall not become effective or enforceable until the revocation period has expired.  The Parties also agree that any of their discussions, negotiations, or change in terms to this Agreement will not restart the twenty-one (21) day period for Executive to review and consider this Agreement.

9.           No Admission by Neoprobe or Released Parties.  Executive understands that neither this Agreement nor any action taken under it is or should be construed as an admission by any of the Released Parties that they have violated any local, state or federal law, statutory or common. The Released Parties specifically disclaim any liability to or wrongful acts against Executive or any other person.

10.           Confidentiality; Non Competition.

10.1.           Confidentiality of Agreement. Executive agrees and acknowledges that the terms and provisions of this Agreement, including the amounts to be paid to Executive, shall be and have been kept in utter, absolute, and strictest confidence, and that Executive has not released and shall never reveal any such information to any individual or entity except that Executive may provide information about this Agreement as follows: (a) as required by any governmental agency or by process of law; (b) to an attorney who is assisting Executive in negotiating this Agreement; (c) to a professional accountant, tax consultant or financial planner with whom Executive has a confidential relationship; and (d) to Executive’s immediate family members, which only includes a spouse, parents and siblings residing with Executive, subject, in each case, to each such individual and entity being informed of this confidentiality obligation and agreeing to keep such information confidential. Executive’s obligations under this Section 10.1 shall be excused to the extent of any disclosure of this Agreement or its terms made by Neoprobe under the United States federal securities laws.

10.2.           Obligations Under Proprietary Information Agreement.  Executive acknowledges that as of the Termination Date he has returned to Neoprobe (and will not keep in his possession or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items (whether in magnetic media or otherwise) belonging to Neoprobe, its successors or assigns. Executive agrees to sign and deliver to Neoprobe on or before the Termination Date the “Termination Certification” attached to the Proprietary Information Agreement as Schedule C.  Executive acknowledges and agrees that the categories of information described in Section 1 of the Proprietary Information Agreement are solely the property of the Company and constitute trade secrets and confidential information of Neoprobe, and that he has not retained and will not retain any originals, copies, duplications, or reproductions thereof, and that his post-employment obligations under the Proprietary Information Agreement will shall remain binding and in effect in addition to this Agreement.

10.3.           Non-Competition.  Executive acknowledges and agrees that the provisions of Section 6 of the Employment Agreement shall remain binding and in effect in addition to this Agreement for a period of one (1) year following the Termination Date, and further acknowledges that similar restrictions are imposed under the Consulting Agreement, which will apply during the term of the Consulting Agreement and for a period of one (1) year following the earlier to occur of its termination or the expiration of its term.

11.           No Filing of Claims.  Executive represents and agrees that Executive has not filed, and will not file at any time hereafter, any complaint, charge, lawsuit or other legal or administrative action against Neoprobe relative to Executive’s employment with Neoprobe or separation from employment or service with Neoprobe. Executive, however, maintains the right to file any action for the sole purpose of enforcing rights under this Agreement, based solely on events arising after entering into this Agreement.

12.           Taxation.  Executive understands and agrees that some of the amounts set forth herein are subject to tax withholdings and FICA. Executive agrees that none of the Released Parties or their representatives or agents have made any other representations or promises about the tax implications of the sums Executive is to receive in connection with the settlement memorialized in this Agreement. Neoprobe shall consult with Executive in determining the proper tax jurisdiction of any payments to be made hereunder and as to whether any withholding is required and will reasonably cooperate with Executive with respect to claims of or against taxing authorities regarding the amount of any required withholding.

13.           Nondisparagement.  From and after the Termination Date, Neoprobe shall, in all public communications authorized through its normal approval channels, and shall cause its directors and officers at or above the vice president level (during their time of service with Neoprobe), to refrain from intentionally making derogatory or disparaging remarks about Executive, and Executive shall refrain from intentionally making derogatory or disparaging remarks about Neoprobe, in each case whether with respect to employment, business, or financial matters or otherwise.

14.           Right to Consult with Attorney and Voluntary Signing.  Executive acknowledges that Executive has consulted with an attorney before signing this Agreement, that Executive has read this Agreement carefully, that Executive understands each of its provisions, and that Executive has signed it voluntarily. Executive further acknowledges that Neoprobe has taken no action interfering with any right which Executive has to file any charge, suit, claim or other process with any federal, state, or local judicial or administrative agency or body regarding Executive's employment or retirement or any right to contact or seek the guidance or intervention of any such agency.

15.           Compliance.  In the event that Executive, or any person, entity, or organization authorized by him, breaches or threatens to breach any of the Executive’s obligations and promises made in this Agreement, Neoprobe reserves the right to terminate its payment obligations under this Agreement at any time.  In addition, if Neoprobe has to defend or pursue any suit, complaint, claim, and/or injunctive relief as a result of any such breach or threatened breach by Executive, Executive shall be liable to Neoprobe for all damages, reasonable attorneys’ fees, expenses, and costs (including investigation and discovery costs) incurred by Neoprobe in connection with the same, as well as for all funds paid to him, or on Executive’s behalf, under this Agreement. All such sums shall be paid to Neoprobe upon written notice to Executive demanding the same. This Section 15 shall not apply if the imposition of such liability or the refunding of such amounts (a) is not legally enforceable under Ohio law, or (b) conflicts with the provisions of Section 16 below.

16.           Resolution of Disputes.  Executive and Neoprobe further agree that all future disputes they may have concerning their obligations under this Agreement will be submitted to binding arbitration, including any disputes over the enforcement of the terms of this Agreement, excepting only potential claims relating to a request for equitable relief from a court of competent jurisdiction to enjoin a violation or threatened violation of this Agreement and to preserve the status quo pending the arbitration proceedings required under this Section 16.  If either party contends that they have a claim of any kind against the other, or that any provisions of this Agreement are not being complied with, written notice of alleged non-compliance shall be given to the other party within thirty (30) calendar days of notice of the alleged dispute or non-compliance.  Such written notice must be either hand delivered or sent by certified mail to the party's last known address on or before the 30th day.  The party receiving such notice shall have five (5) business days from receipt of such written notice to resolve the alleged dispute(s) or non-compliance through mutual efforts of conciliation. The Parties may mutually agree in writing upon additional time to endeavor to resolve the alleged dispute(s) or non-compliance.  In the event the Parties are unable to conciliate the dispute(s) or non-compliance within the five (5) business days mentioned above (or within the additional period of time to which the Parties may have mutually agreed), at the conclusion of the five-day business period the Parties agree to submit the dispute(s) or issue(s) of non-compliance to binding arbitration, upon the request of either party if made  within sixty (60) calendar days starting with the day after the five-day period ends.  The binding arbitration shall be administered by the American Arbitration Association (“AAA”) under its Employment Dispute Resolution Arbitration Rules.  The arbitration shall take place in Columbus, Ohio.  The arbitrator's award shall be accepted as final and binding upon the Parties.  The entire arbitration proceeding and any award or decision relating thereto shall be kept completely confidential by AAA, the arbitrator, the Parties and any non-party witnesses.  In the event of arbitration instituted under this Agreement, Executive and Neoprobe each shall be responsible for half of the full payment of the arbitrator’s fee, as well as the expenses of the arbitration, excluding their own costs and attorney’s fees, for which each party shall remain solely responsible.  However, the arbitrator has the power to award all or a portion of costs and attorneys’ fees to a prevailing party, or to the other party if the arbitrator determines that a party has made a frivolous claim or defense, where the arbitrator decides that such an award is just.  In any arbitration instituted under this Agreement, the arbitrator shall have the authority to render a decision in accordance with applicable state and/or federal law and to award any and all appropriate damages including the forfeiture of any monies already paid pursuant to this Agreement, and any other legal or equitable relief, including restitution of the arbitrator’s fee to the prevailing party.  This agreement to arbitrate may be compelled under the Federal Arbitration Act.

17.           Governing Law; Exclusive Jurisdiction and Venue.  This agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without reference to its principles of conflicts of laws. Each of the Parties (a) agrees that any legal suit, action or proceeding arising out of or relating to this Agreement, including any action to enforce the provisions of Section 16 or any arbitration award thereunder, shall be instituted exclusively in the Court of Common Pleas of Franklin County, Ohio or in the United States District Court for the Southern District of Ohio, (b) waives any objection which such Party may have now or hereafter to the venue of any such suit, action or proceeding, and (c) irrevocably consents to the jurisdiction of the foregoing named courts in any such suit, action or proceeding. Each of the Parties further agrees to accept and acknowledge service of any and all process which may be served in any suit, action or proceeding in the foregoing courts, and agrees that service of process upon such Party mailed by certified mail to the address of the recipient most recently provided  in writing by such Party to the other Party at the time of such service shall be deemed in every respect effective service of process upon the Company in any such suit, action or proceeding.  In the event of litigation between the parties arising hereunder, the prevailing party shall be entitled to costs and reasonable attorney's fees.

18.           Use of Headings; Entire Agreement; Modifications. The headings in this Agreement have been inserted for convenience of reference only and do not in any way restrict or modify any of its terms or provisions. This Agreement sets forth the entire agreement between the Parties hereto, and there are no inducements or representations, other than those contained in this Agreement, upon which the Parties are relying in executing this Agreement.

19.           Severability. All provisions of this Agreement are severable and this Agreement shall be interpreted and enforced as if all completely invalid or unenforceable provisions were not contained therein, and Executive and Neoprobe agree that this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in the jurisdiction in which enforcement is sought. If any provision of this Agreement is invalid or unenforceable, that invalidity or unenforceability will not affect any of the other terms and conditions contained in this Agreement.

20.           Assignment.  This Agreement may be freely assigned by Neoprobe, for any purpose, with or without notice, shall inure to the benefit of any successors or assigns of Neoprobe, and shall be binding upon the heirs, executors, and administrators of Executive.

11.           Entire Agreement.  The Parties hereto agree that this Agreement and the Consulting Agreement constitute the entire agreement between them with respect to Executive’s employment with Neoprobe and, except as otherwise provided herein, supersede all prior agreements and understandings existing between them, written or oral, express or implied, whether or not within the knowledge or contemplation of either or both Parties, pertaining to any matter covered by this Agreement.  Notwithstanding anything contained herein to the contrary, this Agreement and the Consulting Agreement shall not be deemed to amend, invalidate or in any manner affect the enforceability of Executive’s post-termination obligations under the Employment Agreement and the Proprietary Information Agreement referenced in Sections 10.2 and 10.3, and Executive shall continue to be bound by such terms and provisions of such agreements.

21.           Effective Date.  This Agreement shall become effective after the Parties’ execution of this Agreement and the expiration of the seven-day revocation period set forth in Section 8.3 and the following paragraph (“Effective Date”).

EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THE FOREGOING SEVERANCE AGREEMENT AND RELEASE, THAT IT IS WRITTEN IN A CLEAR AND UNDERSTANDABLE MANNER, AND HE FULLY UNDERSTANDS ITS TERMS.  EXECUTIVE ALSO ACKNOWLEDGES THAT HE WAS GIVEN UP TO TWENTY-ONE (21) CALENDAR DAYS WITHIN WHICH TO CONSIDER THIS AGREEMENT, THAT HE WAS ADVISED TO CONSULT WITH LEGAL COUNSEL PRIOR TO SIGNING THIS AGREEMENT, AND THAT HE HAS THE RIGHT TO REVOKE THIS AGREEMENT, IN WRITING, FOR A PERIOD NOT TO EXCEED SEVEN (7) CALENDAR DAYS AFTER THE DATE ON WHICH IT WAS SIGNED BY HIM.  EXECUTIVE FURTHER ACKNOWLEDGES THAT IF HE FAILS TO EXERCISE THIS RIGHT TO REVOKE, THIS AGREEMENT WILL IMMEDIATELY BECOME A BINDING CONTRACT AS TO ITS TERMS.  EXECUTIVE NOW VOLUNTARILY SIGNS THIS AGREEMENT ON THE DATE INDICATED, SIGNIFYING HIS AGREEMENT AND WILLINGNESS TO BE BOUND BY ITS TERMS.

IN WITNESS WHEREOF, the Parties hereto have read the foregoing Agreement, understand the same, and agree to all of the provisions contained herein as of the Effective Date.

NEOPROBE CORPORATION		EXECUTIVE

By:	/s/ Gordon A. Troup	/s/ David C. Bupp
	Gordon A. Troup, Vice Chairman	David C. Bupp
	Date: 3/30/2011	Date: 3/30/2011

STATE OF OHIO                                              )
                                                                             )  SS:
COUNTY OF FRANKLIN                                )

Before me, a Notary Public in and for said County and State, personally appeared the above-named Neoprobe Corporation through , its Vice Chairman , who acknowledged that he has full authority to bind and did sign the foregoing instrument for and on behalf of Neoprobe Corporation, and that the same is the free act and deed of Neoprobe Corporation, and the free act and deed of him as its agent.

IN TESTIMONY WHEREOF, I have hereunto set my hand and official seal at Franklin County, Ohio, this 30th day of March, 2011.

/s/ Jean Jerew
Notary Public

STATE OF OHIO                                             )
                                                                            )  ss:
COUNTY OF FRANKLIN                               )

Before me, a Notary Public in and for said County and State, personally appeared the above-named David C. Bupp, who acknowledged that he did sign the foregoing instrument, and that the same is his free act and deed.

IN TESTIMONY WHEREOF, I have hereunto set my hand and official seal at Franklin County, Ohio, this      30th     day of March, 2011.

/s/ Jean Jerew
Notary Public